Exhibit (e)(3)
                          First Fund Distributors, Inc.

                                 SALES AGREEMENT

From: CIBC World Markets Corp.

To: First Fund Distributors, Inc.

Ladies and Gentlemen:

We desire to enter into an agreement with you for the sale and distribution of the shares of each open-end investment company (or class or series thereof having a separate portfolio) for which you act as principal underwriter. Each such investment company (or such a class or series) is hereafter referred to as a "Fund".

A list of Funds at the present time is attached hereto as Appendix A. Upon acceptance of this Agreement by you, we understand that we may offer and sell shares of each of the Funds (whether or not listed in Appendix A), subject, however, to all of the terms and conditions hereof and to your right, without notice, to suspend and terminate the sale of the shares of any one or more of the Funds.

1. We understand that the shares of each Fund will be offered and sold at the current offering price in effect at the time the order for such shares is confirmed and accepted by you. All purchase requests and applications submitted by us are subject to acceptance or rejection in your sole discretion, and, if accepted, each purchase will be deemed to have been consummated at your office.

2. We certify that (a) we are a member of the National Association of Securities Dealers, Inc. ("NASD") and agree to maintain membership in the NASD, or (b) we are a foreign dealer not eligible for membership in the NASD, or (c) we are not a "non-member broker or dealer" as defined in the Rules of Conduct of the NASD. In any case, we agree that we are subject to all the rules and regulations of the Securities and Exchange Commission and the NASD that are binding upon underwriters and dealers in the distribution of securities of open-end investment companies, including, without limitation, Rule 2830 of the NASD Rules of Conduct, all of which are incorporated herein as if set forth in full. We further agree to comply with all applicable state and federal laws and all the rules and regulations of authorized regulatory agencies. We agree that we will sell or offer for sale shares of each Fund in only those states or jurisdictions whose laws permit the sale in question, whether or not such permission is dependent on registration or qualification of a Fund or its shares under such law.

3. We will offer and sell the shares of each Fund only in accordance with the terms and conditions set forth in the then current Prospectus relating to the Fund (which term "Prospectus" used herein shall include any related statement of additional information), and we will make no representations not included in said Prospectus or in any supplemental sales material authorized and supplied by you. We will use our best efforts in the development and promotion of sales of shares of each Fund and agree to be responsible for the proper instruction and training of all sales personnel employed by or associated with us, in order that such shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. We agree to hold you and/or each Fund harmless and indemnify you and/or each Fund in the event that we, or any of our sales representatives should violate any law, rule or regulation, or any provisions of this Agreement, which violation may result in liability to you and/or any Funds; and in the event that you and/or any Fund determine to refund any amounts


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      paid by any investor by reason of any such violation on our part, we shall return to you and/or that Fund any commission previously paid or discounts allowed by you to us with respect to the transaction for which the refund is made. All expenses which we incur in connection with our activities under this Agreement shall be borne by us.

      You agree to indemnify us and hold harmless us and our affiliated from and against any and all liabilities, losses, and costs (including reasonable attorney's fees and expenses) arising out of or as a result of (a) any untrue statement of a material contained in the Prospectus or any supplement thereto; (b) the omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading or (c) any violation by you of any law, rule or regulation, or any material provisions of this Agreement, which violation may result in liability to us. Such indemnification shall survive termination of this Agreement.

4. We understand and agree that the sales charge and dealer commission relative to any sales of shares of a Fund made by us will be in an amount as set forth in the then current Prospectus relating to the Fund or in separate written notice to us.

5. Payment for purchases of shares of each Fund made by wire order from us shall be made to you or for your account and received by you within three business days after the acceptance of our order or such shorter time as may be required by law. If such payment is not received by you, we understand that you reserve the right, without notice, to cancel the sale, or, at your option, to sell the shares ordered by us back to the applicable Fund, in which latter case we may be held responsible for any loss, including loss of profit, suffered by you and/or the Fund, resulting from our failure to make the aforesaid payment. Where sales of the shares of the Fund are contingent upon the receipt of payment therefor, we will forward promptly to you any purchase orders and/or payments received by us from investors.

6. We agree to purchase shares only from you or from our customers. If we purchase shares from you, we agree that all such purchases shall be made only to cover orders received by us from our customers, or for our own bona fide investment. If we purchase shares from our customers, we agree to pay such customers not less than the redemption price as established by the then applicable current Prospectus.

7. Unless at the time of transmitting an order we advise you to the contrary, you may consider the order to be the total holding of an investor and assume that the investor is not entitled to any reduction in sales price beyond that accorded to the amount of the purchase as determined by the schedule set forth in the then applicable current Prospectus.

8. We understand and agree that if any shares sold by us under the terms of this Agreement are redeemed by a Fund or are repurchased by you as agent for that Fund or are tendered to that Fund for redemption within seven business days after the confirmation to us of our purchase order for such shares, we will promptly refund to you the full amount of the commission allowed to us on the original sale.

9. Your obligations to us under this Agreement are subject to all the provisions of any agreement entered into between you and the applicable Fund (or investment company of which a Fund is a class or series). We understand and agree that in performing our services covered by this Agreement we are acting as principal, and you are in no way responsible for the manner of our performance or for any of our acts or omissions in connection therewith. Nothing in this
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      Agreement shall be construed to constitute us or any of our agents, employees or representatives as your agent, partner or employee, or the agent or employee of a Fund.

10. We may terminate this Agreement by notice in writing to you, which termination shall become effective thirty days after the date of mailing to you. We agree that you have and reserve the right, in your sole discretion without notice, to suspend sales of shares of any of the Funds, or to withdraw entirely the offering of shares of any of the Funds, or, in your sole discretion, to modify, amend or cancel this Agreement upon written notice to us of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, you may terminate this Agreement for cause on violation by us of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. Without limiting the foregoing, any provision hereof to the contrary notwithstanding, our expulsion from the NASD will automatically terminate this Agreement without notice; our suspension from NASD or violation of applicable state or federal laws or rules or regulations of authorized regulatory agencies will terminate this Agreement effective upon the date of your mailing notice to us of such termination. Your failure to terminate for any cause shall not constitute a waiver of your right to terminate at a later date for any such cause. All notices hereunder shall be to the respective parties at the address listed herein, unless changed by notice given in accordance with this Agreement.

11. This Agreement shall become effective as of the date it is executed and dated by you below. This Agreement may not be assigned or transferred; provided, however, that you may assign or transfer this Agreement to any successor firm or distributor of any of the Funds.

12. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin.

CIBC World Markets Corporation                  Accepted:
Dealer Firm                                     First Fund Distributors, Inc.
One World Financial Center, 36th Floor
--------------------------------------------    --------------------------------
Street Address                                  Authorized Signature        Date
New York          NY       10281                Robert A. Wadsworth, President
--------------------------------------------    --------------------------------
City              State    Zip Code             Name and Title
--------------------------------------------
Authorized Signature                Date

Lawrence P. Spaulding, Managing Director
----------------------------------------
Name and Title

Return signed agreements to:
First Fund Distributors, Inc.
4455 East Camelback Rd., Ste 261E
Phoenix AZ 85018
Attn: Judi Swenson

A fully executed original will be returned for your records.
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                       NSCC NETWORKING BILATERAL AGREEMENT

Agreement made this July 23rd of 2001 by and between First Fund Distributors, Inc., a Delaware corporation, and CIBC World Markets Corp. (the "Broker"), an entity that engages in the purchase and sale of shares of the Funds listed on Appendix A. (The "Funds").

The undersigned agrees to comply with the National Securities Clearing Corporation rules and procedures as stated in the Networking Agreement (the "Agreement") issued in the ICI Memorandum dated April 23, 1993.

First Fund Distributors, Inc.

By: __________________________              Date:_______________
Robert A. Wadsworth, President

CIBC World Markets Corp.
By:_________________________                Date:_______________
Name: Lawrence P. Spaulding
Title: Managing Director


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                          FIRST FUND DISTRIBUTORS, INC.
                                   APPENDIX A

NSCC #        AlphaCode          Mutual Fund
------        ---------          -----------

GLENMEDE FUND GROUP

4955          D5                 Glenmede Core Fixed Income Portfolio
4955          D5                 Glenmede Government Cash Portfolio
4955          D5                 Glenmede Institutional International Portfolio
4955          D5                 Glenmede International Portfolio
4955          D5                 Glenmede Large Cap Value Portfolio
4955          D5                 Glenmede New Jersey Municipal Portfolio
4955          D5                 Glenmede Small Cap Growth
4955          D5                 Glenmede Small Cap Value A
4955          D5                 Glenmede Small Cap Value B
4955          D5                 Glenmede Strategic Equity Portfolio
4955          D5                 Glenmede Tax Exempt Portfolio


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[First Fund Distributors, Inc. letterhead]

October 1, 2001

Dear Sir or Madam:

Effective October 1, 2001, Quasar Distributors, LLC, a registered broker-dealer and affiliate of Firstar Mutual Fund Services, LLC and U.S. Bancorp ("Quasar"), purchased First Fund Distributors, Inc. ("FFDI"). Accordingly, Quasar now serves as principal underwriter for all mutual funds previously underwritten by FFDI.

Pursuant to Section 11 of the Sales Agreement (the "Agreement") between you and FFDI, this letter constitutes written notice of assignment of the Agreement from FFDI to its successor firm, Quasar.

Going forward, please have all mail pertaining to Quasar sent to the following address:

         Quasar Distributors, LLC
         Attn: Dealer Agreement Dept.
         615 East Michigan Street
         Milwaukee, WI 53202

Please note that this assignment should have no other effect on the terms and provisions of the Agreement. If you have any questions regarding the above information, please contact Steve Paggioli at 212-633-9700 or Jim Schoenike at 414-287-3994.

Sincerely,

Steven J. Paggioli                                James Schoenike
Principal                                         President
First Fund Distributors, Inc.                     Quasar Distributors, LLC